EXHIBIT 24

THE GOLDMAN SACHS GROUP, INC. 85 Broad Street New York, New York 10004	GOLDMAN, SACHS & CO. 85 Broad Street New York, New York 10004

January 31, 2010

Alan Kava
Peter Weidman
85 Broad Street
New York, New York 10004

Re:           American Casino & Entertainment Properties, LLC (“ACEP”)

Gentlemen:

This letter will set forth the agreement between The Goldman Sachs Group, Inc. (“GS Group”) and Goldman, Sachs & Co. (“GS&Co.” and, together with GS Group, “Goldman”) and Alan Kava and Peter Weidman (collectively, the “Independent Managers”).

Goldman understands that Mr. Kava has agreed to acquire Jonathan Langer’s one-third membership interest in W2007/ACEP Managers Voteco, LLC (“Voteco”), the holding company which owns all of the voting shares of ACEP (the “Voting Shares”), and that Mr. Weidman has agreed to acquire Brahm Cramer’s one-third membership interest in Voteco. Goldman further understands that the Independent Managers are making application to the Nevada Gaming Commission and other relevant regulatory authorities for approval to participate in the ownership and management of the gaming operations of ACEP (the “Gaming Operations”) in connection with the acquisition of the Voting Shares.

Goldman agrees that it will not take any action to influence the Independent Managers in the exercise of their management or voting rights in respect of the Gaming Operations, and Goldman hereby authorizes the Independent Managers to exercise such rights independently of, and without consultation with, Goldman. Furthermore, GS&Co. agrees that it will not take such action in respect of the Gaming Operations in its role as investment advisor to Whitehall Street Global Real Estate Limited Partnership 2007, Whitehall Parallel Global Real Estate Limited Partnership 2007 and Whitehall

Re:     American Casino & Entertainment Properties, LLC (“ACEP”)

Street Global Employee Fund 2007, L.P. or in its role as a manager of Whitehall Street Employee Fund 2007 GP, LLC.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, whereupon this letter will constitute our agreement with respect to the subject matter hereof.

Sincerely,
THE GOLDMAN SACHS GROUP, INC.
By:	/s/ David Viniar
Name: David Viniar
Title: Chief Financial Officer

GOLDMAN, SACHS & CO.
By:	/s/ David Viniar
Name: David Viniar
Title: Chief Financial Officer

AGREED AND ACCEPTED: /s/ Alan Kava
Alan Kava

/s/ Peter Weidman
Peter Weidman